EXHIBIT 16.1

May 17, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Blink Charging Co. under Item 4.01 of its Form 8-K dated May 17, 2024.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Blink Charging Co. contained therein.

/s/ Marcum LLP

MARCUM LLP